Exhibit 5.3

[Letterhead of Lowenstein Sandler LLP]

65 Livingston Avenue Roseland, New Jersey 07068 T: 973.597.2500 F: 973.597.2400
www.lowenstein.com

January 11, 2016

Calumet Specialty Products Partners, L.P.

2780 Waterfront Parkway East Drive

Suite 200

Indianapolis, Indiana 46214

Ladies and Gentlemen:

We have acted as special New Jersey counsel to Weld Corporation, a New Jersey corporation (the “NJ Subsidiary Guarantor”) with respect to the filing of the Registration Statement on Form S-4 (File No. 333-208510) on December 11, 2015, as amended by Amendment No.1 filed on the date hereof (as amended, the “Registration Statement”) by Calumet Specialty Products Partners, L.P. (the “Company”), the NJ Subsidiary Guarantor and other subsidiary guarantors of the Company (the “Other Guarantors”, and collectively with the NJ Subsidiary Guarantor, the “Subsidiary Guarantors”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Company and Calumet Finance Corp. (together, the “Issuers”) of $325,000,000 aggregate principal amount of its 7.75% Senior Notes due 2023 (the “Old Notes”), for a new series of notes in like principal amount and bearing substantially identical terms (the “New Notes”) and (ii) guarantees of the New Notes by the Subsidiary Guarantors (each, a “Guarantee”) pursuant to Article 10 of the Indenture (as defined below).

In so acting, we have reviewed an executed copy of the Indenture, dated as of March 27, 2015 (the “Indenture”), made by and among the Issuers, the Subsidiary Guarantors party thereto and Wilmington Trust, National Association, as trustee.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation and Bylaws of the NJ Subsidiary Guarantor and (iii) the unanimous written consent of the directors of the NJ Subsidiary Guarantor, dated March 23, 2015 (the “Directors’ Consent”). We have also reviewed such other documents and made such examinations of law as we have deemed appropriate in connection with the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinions, also without independent verification, on the representations contained in the Indenture and an Officer’s Certificate of the NJ Subsidiary Guarantor. We are not regular counsel to the Company or the NJ Subsidiary Guarantor, and are not generally familiar with their affairs. We have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

Calumet Specialty Products Partners, L.P.	January 11, 2016

For purposes of our opinions, we have relied, without investigation, upon each of the following assumptions: (i) the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity and competence of natural persons, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the completeness of all documents reviewed by us, (ii) the Guarantee is in furtherance of the direct or indirect business interests of the NJ Subsidiary Guarantor and the NJ Subsidiary Guarantor will receive direct and indirect economic, financial and other benefits from the obligations incurred under the Indenture, (iii) the Directors’ Consent remains in full force and effect, without modification, on the date hereof and (iv) the Registration Statement will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The NJ Subsidiary Guarantor is a corporation validly existing and in good standing under the laws of the State of New Jersey.

2. The NJ Subsidiary Guarantor has the requisite corporate power to enter into and perform its obligations under the Indenture and to incur the obligations provided therein, and has taken all corporate action necessary to authorize its execution, delivery and performance of the Indenture.

The foregoing opinions are subject to the following exceptions, limitations and qualifications:

(a) None of our opinions covers or otherwise addresses any of the following laws, statutes or regulations or legal issues: (i) securities and antitrust laws, statutes and regulations; (ii) fraudulent transfer and similar laws; (iii) laws, statutes and regulations that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act); (iv) laws, statutes and regulations that hereafter become effective; (v) zoning, land use laws and building laws, statutes and regulations applicable to any property; (vi) usury laws, statutes and regulations; and (vii) laws, statutes and regulations that regulate a particular business of a party to the Indenture and do not relate to companies generally. In addition, we express no opinion as to whether the directors of the NJ Subsidiary Guarantor have complied with their fiduciary duties in connection with the authorization and performance of the Indenture.

(b) We express no opinion as to the enforceability of the Indenture.

(c) We express no opinion as to choice of law or conflicts of law principles.

This opinion is limited to the laws of the State of New Jersey. We express no opinion as to the effect of the law of any other jurisdiction.

Calumet Specialty Products Partners, L.P.	January 11, 2016

Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion is not intended to guarantee the outcome of any legal dispute which may arise in the future.

In rendering the opinion set forth in paragraph 1 above as to the good standing of the NJ Subsidiary Guarantor, we have relied exclusively on the Certificate issued by the Department of Treasury of the State of New Jersey dated January 7, 2016.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Vinson & Elkins L.L.P. is authorized to rely upon this opinion letter in connection with the Registration Statement as if such opinion letter were addressed and delivered to it on the date hereof.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP